Exhibit 10.23
Employment Agreement
          This Agreement is entered into as of July 22, 2005, by and between Mark Richman (the “Employee”) and Terayon Communication systems, Inc. , a Delaware corporation (the “Company”).
Recitals
          WHEREAS, the parties entered into an Offer Letter dated as of November 10, 2004 and a Severance Agreement dated as of March 24, 2005 (collectively, the “Original Employment Agreements”); and
          WHEREAS, the parties desire to amend and restate the Original Employment Agreements in their entirety.
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:
          1. Duties and Scope of Employment.
          (a) Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Chief Financial Officer or in such other similar position as the Company subsequently may assign to the Employee. The Employee shall report to the Company’s Chief Executive Officer.
          (b) Obligations to the Company. During his Employment, the Employee (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
          (c) No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.
          (d) Commencement Date. The Employee commenced full-time Employment with the Company on November 30, 2004. The terms of this Agreement shall be applicable from the date of this Agreement, and except as otherwise required by law Employee hereby agrees that the Company shall not be liable for any obligations relating to periods of service by Employee prior to the date hereof or under the Original Employment Agreements.
          2. Cash and Incentive Compensation.
          (a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”)
          (b) Incentive Bonuses. If the Company approves a bonus arrangement for any calendar year during the Employee’s Employment, then the Employee shall be eligible for an annual incentive bonus of up to 75% of his Base Salary. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Company’s Board of Directors (the “Board”) or its Compensation Committee. The determinations of the Board or its Compensation Committee with respect to any such bonus shall be final and binding. The Employee will not be eligible for any such annual bonus if he is not employed by the Company on both December 31st of the year to which such bonus pertains (“December 31st”) and the date when such bonus is payable (the “Payment Date”); provided, however, that if the Employee is subject to an Involuntary Termination (as defined in Section 11) after December 31st but prior to the Payment Date, then the Employee shall be entitled to receive any bonus that the Board or Compensation Committee determines was earned by the Employee on the Payment Date.
          3. Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
          4. Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
          5. Term of Employment.
          (a) Termination of Employment. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company 10 business days’ advance notice in writing. The Employee’s Employment shall terminate automatically in the event of his death.

          (b) Employment at Will. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and the Company’s Chief Executive Officer.
          (c) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.
          6. Termination Benefits.
          (a) Preconditions. Any other provision of this Agreement notwithstanding, Subsections (b), (c), (d) and (e) below shall not apply unless the Employee:
          (i) Has executed a general release of all claims (in a form prescribed by the Company);
          (ii) Has returned all property of the Company in the Employee’s possession; and
          (iii) If requested by the Board, has resigned as a member of the Board and as a member of the Boards of Directors of all subsidiaries of the Company, to the extent applicable.
          (b) Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee, within 10 days after the release described in Subsection (a)(i) above has become effective, a lump-sum cash payment equal to the sum of 1 times (i) the Employee’s Base Salary at the rate in effect at the time of termination of Employment and (ii) the greater of Employee’s annual performance bonus (excluding any one-time retention or hiring bonuses) for the most recent calendar year completed prior to the date when the termination of Employee’s Employment is effective or the Employee’s target performance bonus in effect for the year in which the Employee’s Employment is terminated (the “Bonus Amount”).
          (c) Change in Control Severance Pay. If, during the term of this Agreement, the Company is subject to a Change in Control (as defined in Section 11) and the Employee is subject to an Involuntary Termination within 12 months after that Change in Control, then the Company shall pay the Employee, within 10 days after the release described in Subsection (a)(i) above has become effective, a lump-sum cash payment equal to the sum of 2 times (i) the Employee’s Base Salary (at the rate in effect at the time of termination of

Employment, or, if greater, the rate in effect immediately prior to the Change in Control) and (ii) the Bonus Amount. Severance pay under this Subsection (c) and Subsection (b) above shall be mutually exclusive and severance under one subsection will prevent severance under the other.
          (d) Health Insurance. If Subsection (b) or (c) above applies, and if the Employee timely elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents following the termination of his Employment, then the Company shall pay the monthly premium under COBRA (for the same level of medical, dental and vision coverage as in effect at the time of termination of employment) for the Employee and, if applicable, such dependents until the earliest of (i) the close of the 12 month period following the termination of Employee’s Employment (the “Continuation Period”), (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if Subsection (c) applies then the Continuation Period shall be 24 months following the termination of Employee’s Employment.
          (e) Vesting. If Subsection (c) above applies, then the Employee shall fully vest in all option shares as of the date of termination of Employee’s Employment.
          (f) Offset. The severance payments under Subsections (b) or (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Employee receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).
          (g) Section 409A Savings Clause. The Company reserves the right, in its sole discretion, to accelerate or delay the timing of the payment of any severance benefits under this Agreement to the extent the Company deems it advisable to avoid adverse tax treatment for the Employee under Internal Revenue Code Section 409A(a).
          7. Proprietary Information and Invention Assignment Agreement. The Proprietary Information and Invention Assignment Agreement between Employee and the Company dated as of November 10, 2004 shall remain in full force and effect.
          8. Gross-up Payment.
          (a) Gross-Up Payment. If it is determined that any payment or distribution of any type to the Employee or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then Employee shall be responsible for the first $200,000 in Excise Tax imposed on the Total

Payments and, if the amount of Excise Tax exceeds $200,000, then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed upon the Total Payments that exceeds $200,000.
          (b) Determination by Accountant. All determinations and calculations required to be made under this Section 8 shall be made by an independent accounting firm selected by the Employee from among the largest ten accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Employee and the Company within five days after the Employee or the Company made a request (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five days after the Determination has been delivered to him or the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.
          (c) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Employee or for his benefit. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax greater than $200,000, it being understood that the correction of an Overpayment may result in the Employee’s repaying to the Company an amount that is less than the Overpayment.
          9. Successors.

          (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
          (b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          10. Miscellaneous Provisions.
          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the Company’s Chief Executive Officer. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. This Agreement supersedes the Original Employment Agreements. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
          (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
          (e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
          (f) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          11. Definitions. The following terms shall have the following meanings whenever they are used in this Agreement.
          (a) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:
          (i) An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
          (ii) A material breach by the Employee of any agreement between the Employee and the Company;
          (iii) A material failure by the Employee to comply with the Company’s written policies or rules;
          (iv) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
          (v) The Employee’s gross misconduct;
          (vi) A continuing failure by the Employee to perform assigned duties after receiving written notification of such failure from the Board; or
          (vii) A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.
          (b) Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean:

          (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;
          (ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets; or
          (iii) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
          (c) Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” shall mean the termination of the Employee’s Employment by reason of:
          (i) The involuntary discharge of the Employee by the Company for reasons other than Cause or Permanent Disability; or
          (ii) The voluntary resignation of the Employee within 30 days following (A) a material adverse change in Employee’s title, authority or responsibilities with the Company, including, without limitation, a material adverse change in reporting authority or in the persons who report directly to Employee, (B) a material reduction in Employee’s Base Salary or (C) receipt of notice that Employee’s principal workplace will be relocated by more than 25 miles from Santa Clara, California.
          (d) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean the Employee’s inability to perform the essential functions of the Employee’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Mark Richman

Mark Richman

Terayon Communication Systems, Inc.

By:	/s/ Jerry D. Chase

Title:	CEO